EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-152003) of New Leaf Brands, Inc. and subsidiaries of our report dated July 26, 2012, with respect to our audits of the consolidated financial statements of New Leaf Brands, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011,which reports are included in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

New York, New York
July 26, 2012